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                                                                   Exhibit 10.29


April 13, 1999


Michael Gardner
1485 Fairway Dr.
Los Altos, CA  94022

RE: Severance Agreement and General Release between Michael S. Gardner and Sybase, Inc. dated March 26, 1999

Dear Mike:

Per our conversation today, paragraph 2c of the above mentioned Severance Agreement and General Release is changed to read:

        2(c) As of the Effective Date, Employee shall be entitled to receive a further lump sum amount equal to the employee's company-paid group health insurance premiums and other Nautilus benefits through September 30, 1999 at Employee's current levels of coverage. This lump sum payment will be grossed up for taxes. *Details on cost to Employee and amount of lump sum payment being finalized by Dennis Larson, HR, Sybase. /s/ MICHAEL GARDNER

In addition to the change specified above, Sybase is loaning you the company PC that is currently at your home for a period of 6 months ending September 30, 1999. We will make arrangements to collect the PC on September 30th.

Let me thank you for your cooperation in this matter and wish you good luck in you future endeavors.

Sincerely,

/s/   NITA WHITE-IVY

Nita White-Ivy
VP of Worldwide Human Resources

NWI/elf

cc:     Glen Germanowski
        Marietta Harvey
        Dennis Larsen


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                     SEVERANCE AGREEMENT AND GENERAL RELEASE

1. This Severance Agreement and General Release ("Agreement") is entered into by and between Sybase, Inc., a Delaware corporation with its principal headquarters in Emeryville, California, on behalf of itself and each of its subsidiaries ("Sybase" or the "Company"), and Michael S. Gardner ("Employee") for the purpose of amicably concluding their employment relationship. By entering into this Agreement neither party admits any deficiency, wrongdoing or liability, expressly or by implication.

2. Employee and Sybase hereby agree as follows:

(a) Employee's termination of employment with Sybase will be March 26, 1999 (the "Termination Date"). Through the Termination Date, Employee will continue to be actively employed by Sybase, and will be expected to be available during normal working hours and as otherwise reasonably necessary to assist the Company in the transition of his current work responsibilities to one or more successors. Except as expressly set forth below, all payments and benefits which Employee is or would be entitled to receive under this Agreement (other than amounts then accrued and owing) shall cease as of the Termination Date, subject to COBRA conversion rights.

(b) That certain letter agreement dated as of February 12, 1998 between the Company and Employee (the "Prior Agreement") provided for the payment of severance equal to six months' base salary plus variable target and full personal and family benefits if Employee's employment was terminated for reasons other than cause. Employee's current base salary is $352,000 per year with an incentive bonus target of 25%. As of the Effective Date, as defined in the final paragraph of this Agreement, Employee shall be entitled to receive a lump sum payment equal to $220,000. Employee shall also receive on the Termination Date a final paycheck which will include payment for all of Employee's unused vacation accrued through the Termination Date, and a refund of any unused Employee Stock Purchase Plan (ESPP) contributions, if any.

(c) As of the Effective Date, Employee shall be entitled to receive a further lump sum amount equal to the to the after-tax cost to Employee of continuing Employee's Company-paid group health insurance premiums and other Nautilus benefits through September 30, 1999 at Employee's current levels of coverage.

(d) Employee's ability to exercise Employee's vested options following the Termination Date shall be governed by the provisions of his stock option agreements and the provisions of the Sybase, Inc. 1996 Stock Plan, as amended, and/or the stock option plans pursuant to which such options were originally granted (the "Option Plan(s)"). Under the terms of the 1998 Stock Option Repricing Program (described in a Memorandum dated June 24, 1998 from Mitchell Gaynor), the Lock-Up Expiration relating to any repriced stock options shall be accelerated to the Effective Date.

(e) Upon the Effective Date, Employee shall also be fully vested with respect to the total bonus of $190,080 payable under the Key Management Incentive Program described in a letter to Employee dated June 5, 1998. Such $190,080 shall be paid to Employee as soon as administratively feasible (but no later than three weeks after the Effective Date) pursuant to the terms of the Sybase, Inc. Executive Deferred Compensation Plan, as amended.

(f) All required and authorized payroll deductions will be withheld from the amounts to be paid to Employee under this Agreement. No unearned bonuses or other incentive compensation will be due Employee. All unreimbursed travel and business expenses to which Employee is entitled to reimbursement as of the Termination Date will be promptly paid to Employee after submission of expense reports in accordance with standard Sybase policy.

3. Employee will be entitled to participate through the Termination Date in all employee benefit programs and policies generally available to Sybase employees and in which Employee is eligible to participate, including vacation accrual, stock option vesting, health insurance, and participation in the Employee Stock Purchase Plan and Sybase's 401(k) plan (if applicable), subject to Employee's continued regular designated payroll deductions for such items. Employee may elect optional health insurance continuation under COBRA following the Termination Date, as well as optional


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continuation of certain other insurance benefits, all at Employee's expense.
Procedures for electing to continue such benefits will be provided to Employee under separate cover by the Human Resources Department.

4. Employee acknowledges that the payments and benefits described in this Agreement are extended pursuant to the Sybase, Inc. Severance Pay Plan ("Severance Pay Plan"). A copy of the Severance Pay Plan Summary Plan Description is attached hereto as Exhibit A. Employee further acknowledges that such payments and benefits exceed any amount to which Employee would be entitled under Sybase's other policies, procedures and benefit programs. In consideration for entering into this Agreement and for the payments described herein, Employee personally and for Employee's heirs, legal representatives, estates and successors in interest hereby releases and forever discharges Sybase and its officers, directors, employees, affiliates, successors and assigns (collectively, "Released Parties") from any and all claims, demands, obligations and causes of action of any and every kind, known or unknown, which Employee may have as of the date and time of signing this Agreement, which arise out of Employee's employment by Sybase or the termination of that employment, including without limitation all wrongful discharge actions; all actions arising under the Americans with Disabilities Act, Age Discrimination in Employment Act (if applicable), Title VII of the Civil Rights Act of 1991, California Fair Employment and Housing Act, or any other federal or state statute which may be held applicable; all actions for breach of contract or the covenant of good faith and fair dealing; all tort claims; any and all claims under the Prior Agreement, the Key Management Incentive Program and the Executive Deferred Compensation Plan; and any and all claims for compensation, wages, bonuses, severance pay, commissions, vacation pay, or reimbursement for expenses, attorneys' fees and costs, except for claims for workers' compensation insurance benefits. Notwithstanding the foregoing, nothing in this Agreement shall be construed as a waiver or release by Employee of his or her right to enforce the provisions of this Agreement.

5. Section 1542 of the California Civil Code may apply to this Agreement.
Section 1542 provides as follows: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR. Having been apprised of Section 1542, Employee voluntarily elects to waive the rights described therein, and elects to assume all risks for claims that now exist in Employee's favor, known or unknown, arising from the subject matter of this Agreement up to the date and time of signing of this Agreement.

6. At no time after the execution of this Agreement will Employee file or maintain, or cause or knowingly permit the filing or maintenance in any state or federal court, or before any local, state or federal administrative agency, or any tribunal, any charge, claim or action of any kind, nature or character arising out of the matters released in Section 4 above, except for an action to enforce the provisions of this Agreement. Employee also agrees not to initiate, assist, support, join, participate in, encourage, or actively cooperate in the pursuit of any employment-related legal claims against Sybase or its employees or agents, whether the claims are brought on Employee's own behalf or on behalf of any other person or entity. Nothing in this Section 6 will preclude Employee from testifying truthfully in any legal proceeding pursuant to subpoena or other legal process.

7. Employee understands and acknowledges Employee's continuing obligations toward Sybase under the Employee Nondisclosure and Assignment of Inventions Agreement (or any similar predecessor agreement) previously executed by Employee, a copy of which is attached hereto as Exhibit B ("Nondisclosure Agreement"). Employee further agrees that any and all information obtained by or disclosed to Employee at any time during Employee's employment with Sybase which is not generally known outside of Sybase on an unrestricted basis, including but not limited to information concerning Sybase's customers, prospects, discounts, unreleased products, methods of operation, processes, practices, programs and procedures, are confidential and proprietary to Sybase and subject to protection under the Nondisclosure Agreement and under applicable law. Further, Employee agrees, to the extent Employee has not already so agreed in the Nondisclosure Agreement, that for a period of one (1) year from the Termination Date, Employee will not directly or indirectly, either for Employee or for any other person or business entity: (a) solicit or encourage any employee of the Company (whether through recruiting, interviewing or any other means) to either: (i) terminate his or her employment with the Company, or (ii) accept employment with any


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subsequent employer with whom Employee is affiliated or associated in any way;
or (b) divert or take away (or attempt to divert or take away) any of the Company's customers or clients whom Employee may have called upon, solicited or performed services for, within the last twelve (12) months of Employee's employment or engagement with the Company; (provided, however, that the provisions of this Section shall not be construed to prevent any person from being gainfully employed). EMPLOYEE EXPRESSLY ACKNOWLEDGES THAT THE COMPANY IS PREPARED TO VIGOROUSLY ENFORCE THESE PROMISES, AND THAT VIOLATION OF THIS PROVISION COULD RESULT IN THE ASSESSMENT OF DAMAGES AND OTHER LEGAL REMEDIES AGAINST EMPLOYEE AND ANY OF EMPLOYEE'S SUBSEQUENT EMPLOYERS. ANY BREACH BY EMPLOYEE OF THIS PROVISION SHALL RESULT IN THE IMMEDIATE RELEASE OF THE COMPANY FROM ANY OBLIGATIONS IT MAY HAVE TO PROVIDE FURTHER PAYMENTS OR BENEFITS UNDER THIS AGREEMENT, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.

8. In the event Employee fails to return Company property in accordance with the terms of the Nondisclosure Agreement, the Company shall have the right to offset against payments or benefits owing to Employee hereunder the replacement value of any and all such unreturned property.

9. As further mutual consideration for this Agreement, the parties agree that each party shall bear the cost of, and shall be responsible for, its own attorneys' and accountants' fees and costs, if any, in connection with the negotiation and execution of this Agreement.

10. Employee further agrees that the terms and conditions of this Agreement are strictly confidential and shall not be disclosed, discussed with or revealed to any other persons, whether within or outside Sybase, except professional advisors with whom Employee may consult regarding this Agreement and the Employee's spouse, if any, unless disclosure is compelled by subpoena or other legal process. ANY BREACH BY EMPLOYEE OF THIS PROVISION SHALL IMMEDIATELY RELEASE THE COMPANY FROM ANY OBLIGATIONS IT MAY HAVE TO PROVIDE FURTHER PAYMENTS OR BENEFITS UNDER THIS AGREEMENT, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.

11. If any prospective employer of Employee makes a request to Sybase for a reference concerning Employee, Sybase will respond to the request by providing only the dates of Employee's employment and the position(s) held.

12. This Agreement shall be governed by and construed in accordance with California law.

13. The parties agree that any dispute of any kind whatsoever arising from the subject matter of this Agreement, including claims regarding this Agreement (other than claims for workers' compensation benefits and claims relating to matters otherwise covered by the Severance Pay Plan, as described in Exhibit A), shall be resolved under the following procedures:

A. The party claiming to be aggrieved shall furnish to the other party, within fifteen (15) days of the disputed action, a written statement of the grievance identifying any witnesses or documents that support the grievance and the relief requested or proposed. Employee is required to furnish the written statement of grievance to Sybase's Vice President and General Counsel ("General Counsel"), 6425 Christie Ave., Emeryville, California 94608.

B. If the grievance is denied, the parties agree that the dispute shall be resolved by final and binding arbitration. A single arbitrator shall be mutually selected by the parties. If no agreement on the selection is reached within fifteen (15) days, then a neutral arbitrator shall be selected under the Expedited Labor Arbitration Rules of the American Arbitration Association, except that the arbitrator shall be selected by alternately striking names from the panel of five (5) neutral labor or employment arbitrators designated by the American Arbitration Association. The arbitrator shall have the authority to grant the requested relief if authorized by law; provided, however, that nothing herein shall limit the right of Sybase to obtain injunctive relief to prevent a violation of the Nondisclosure Agreement.

C. Arbitration shall be the exclusive and final remedy for any dispute between the parties, and the parties agree that no dispute shall be submitted to arbitration where the party claiming to be aggrieved has not complied with the preliminary steps provided for above.


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14. This Agreement constitutes the entire understanding of the parties and cancels and supersedes any prior or contemporaneous written or oral agreements or understandings between them with respect to the subject matter hereof. Employee warrants that he: (a) has read and fully understands this Agreement;
(b) has had the opportunity to consult with legal counsel of his or her own choosing and have the terms of this Agreement fully explained; (iii) is not executing this Agreement in reliance on any promises, representations or inducements other than those contained herein; and (iv) is executing this Agreement voluntarily, free of any duress or coercion.

15. Employee hereby acknowledges that the terms and conditions contained in this Agreement were offered as of March 26, 1999, and that Employee has up to twenty-one (21) days from that date (i.e., through April 16, 1999) in which to accept such terms and conditions in writing. If Employee does not accept such terms and conditions by such date, then this offer shall expire at that time. Employee is advised to consult an attorney about this Agreement. To effectively accept this Agreement, Employee must date, sign and return two originals of this Agreement to Sybase's General Counsel, 6425 Christie Avenue, Emeryville, California 94608. Following the date of such acceptance, Employee shall have seven (7) days in which to revoke such acceptance. To revoke, Employee must send to the General Counsel a written statement of revocation. If Employee does not revoke, the eighth (8th) day after Employee's acceptance shall be the "Effective Date" of this Agreement. EMPLOYEE SHALL NOT BE ENTITLED TO ANY BENEFITS UNDER THIS AGREEMENT UNLESS AND UNTIL THE AGREEMENT REVOCATION PERIOD HAS EXPIRED.

Dated: March 26, 1999               SYBASE, INC.

                                    By   /s/    NITA WHITE-IVY
                                      -------------------------------------
                                          Nita White-Ivy, Vice President
                                          Worldwide Human Resources


I understand that this document is of serious legal consequence and that I should consult with someone whose opinion I trust before signing it. By my signature, I agree to the terms set forth above.

Dated: April 15, 1999                    /s/   MICHAEL S. GARDNER
                                    -------------------------------------------
                                         Michael S. Gardner

Exhibit A - Sybase, Inc. Severance Pay Plan Summary Plan Description Exhibit B - Nondisclosure Agreement


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